Advanced Emissions Solutions Reports Second Quarter 2018 Results
Strong Refined Coal Distributions and Royalty Income Highlight Quarter
Marked by Net Income of $15.3 Million or $0.75 per diluted share

HIGHLANDS RANCH, Colorado, August 6, 2018 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today filed its Quarterly Report on Form 10-Q and reported financial results for the second quarter ended June 30, 2018, including information about its equity investments in Tinuum Group, LLC ("Tinuum Group") and Tinuum Services, LLC ("Tinuum Services") (collectively "Tinuum"), of which ADES owns 42.5% and 50%, respectively.
Tinuum & Refined Coal (“RC”) Highlights

•
As previously announced in June, Tinuum Group obtained a third party tax equity investor for an RC facility previously in installation phase, increasing the number of invested facilities to 18; this RC facility is royalty bearing and is located at a coal-burning power plant that has historically burned in excess of 3.3 million tons of coal per year;

•	Tinuum distributions to ADES were $14.7 million during the second quarter of 2018, and $28.2 million year to date, increases of 40% and 12%, respectively, from the prior year;

•	Royalty earnings from Tinuum were $3.5 million for the second quarter of 2018, an 89% increase from the same quarter in 2017;

•	Tinuum invested tonnage was 13.2 million during the second quarter of 2018 compared to 10.5 million during the same quarter in 2017;

•
Based on the 18 invested RC facilities as of June 30, 2018 and cash distributions occurring in the three months ended June 30, 2018, expected future net RC cash flows to ADES are between $225 million and $250 million through the end of 2021.

ADES Consolidated Highlights

•
Recognized consolidated revenue of $4.3 million for the quarter, a decrease of 84% from the prior year's comparable quarter. The decrease was primarily due to the recognition of all remaining equipment systems effective with the adoption of the new revenue accounting standard ("ASC 606") through an opening adjustment to equity on January 1, 2018 as well as lower revenue from chemical sales. Partially offsetting these decreases were higher royalty earnings from Tinuum, which, for both 2018 and 2017, are now reported as revenues under ASC 606

•	Other operating expenses increased $1.1 million during the second quarter of 2018 compared to the same quarter in 2017, primarily due to restructuring charges of $0.9 million;

•
Achieved consolidated pre-tax and net income of $13.9 million and $15.3 million, respectively, for the quarter, resulting in earnings per diluted share of $0.75, an increase of 159% from the prior year;

•
Increased cash and cash equivalents to $32.2 million as of June 30, 2018; an increase of $1.5 million since December 31, 2017, which is inclusive of cash usage for dividends and stock repurchase which totaled over $19.3 million for the six month period;

L. Heath Sampson, President and CEO of ADES commented, “Our ongoing focus on our Refined Coal business and supporting the Tinuum Group delivered another quarter of strong distributions and higher royalties. These increased earnings will continue to support our broader capital allocation program, as cash levels continue to rise despite our ongoing commitment to executing on our shareholder return initiatives in the form of dividends and share repurchases.”
Sampson continued, “Also included in our second quarter performance was the previously announced June closure of an additional RC facility with a third-party tax equity investor. This facility was one of the two units discussed in the prior quarter that had entered the installation phase. While this process requires the upfront use of cash, we view this most recent closure as evidence that the pipeline and market for these facilities remains strong. As such, there are developing plans to install additional facilities in anticipation of further closures, and our confidence in the market lends us the conviction to take these proactive steps, as securing investors for idle units remains our first priority.”
Second quarter revenues and costs of revenues were $4.3 million and $0.7 million, respectively, compared with $27.3 million and $23.3 million in the second quarter of 2017. The decrease in revenues was primarily due to the completion of all material equipment contracts impacting revenues as of December 31, 2017 as well as a reduction in chemical sales due to the loss of a customer during the latter portion of 2017 and overall decrease in sales. Partially offsetting the decrease was second quarter royalty earnings from Tinuum of $3.5 million, an increase of 89% compared to $1.9 million in the second quarter of 2017, due to increased RC facilities and earnings from the respective RC facilities.
Second quarter other operating expenses were $5.1 million, an increase of 28% compared to $4.0 million in the second quarter of 2017. The increase was primarily due to restructuring charges during the three months ended June 30, 2018 in connection with a reduction in force, including the departure of certain executive officers and management's further alignment of the business with strategic objectives.
Second quarter earnings from equity method investments were $15.9 million, compared to $10.2 million for the second quarter of 2017. Tinuum distributions to ADES for the second quarter of 2018 were $14.7 million, up from $10.5 million for the comparable quarter in 2017. The increase was driven primarily by an increase in cash distributions related to additional invested RC facilities in the second half of 2017 and first half of 2018.
Second quarter operating expenses related to the RC business were $1.1 million, an increase of 31% compared to 2017 primarily due to increased payroll and benefits attributed to the RC segment. RC segment operating income was $18.3 million, compared to $11.1 million in the second quarter of 2017.
Second quarter consolidated interest expense was $0.4 million, compared to $0.6 million in the second quarter of 2017. Second quarter income tax (benefit) expense was $(1.3) million, compared to $3.6 million in the second quarter of 2017, which was due to a reduction in the valuation allowance against the Company's deferred tax assets as well as a reduction in the federal tax rate.
Consolidated net income for the second quarter was $15.3 million, resulting in $0.75 per diluted earnings per share, an increase of 159% from the prior year, primarily driven by higher equity earnings and royalties from the RC business and the tax benefit recognized.
As of June 30, 2018, the Company had cash and cash equivalents of $32.2 million, an increase of 5% compared to $30.7 million as of December 31, 2017, due primarily to higher Tinuum royalties, which offset the stock repurchases and dividends totaling over $19.3 million for the first half of 2018.
Dividend

Today, the Board of Directors declared a quarterly cash dividend of $0.25 per share of common stock. The dividend is payable on September 6, 2018 to stockholders of record at the close of business on August 20, 2018.

Conference Call and Webcast Information

The Company has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Tuesday, August 7, 2018. The conference call will be webcast live via the Investor section of ADES's website at www.advancedemissionssolutions.com. Interested parties may also participate in the call by dialing (833) 227-5845 (Domestic) or (647) 689-4072 (International) conference ID 8075628. A supplemental investor presentation will be available on the Company's investor relations website prior to the start of the conference call.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations. These solutions enhance existing air pollution control equipment, maximizing capacity and improving operating efficiencies. Our track record includes securing more than 40 US and international patents for emissions control technology and systems and selling the most activated carbon injection systems for power plant mercury control in North America. For more information on ADA, and its products and services, visit www.adaes.com.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patented M-45™ and M-45-PC™ technologies for Circulating Fluidized Bed boilers and Pulverized Coal boilers respectively.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include projection on future RC cash flows and expectations about potential transactions with tax-equity investors. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the US government’s failure to promulgate regulations that benefit our business; changes in laws and regulations, IRS interpretations or guidance, accounting rules, any pending court decisions, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; failure of the RC facilities to produce RC; inability to sell or lease additional RC facilities; termination of or amendments to the contracts for sale or lease of RC facilities; decreases in the production of RC; loss of key personnel; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.
Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com

TABLE 1
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$32,179	$30,693
Receivables, net	1,087	1,113
Receivables, related parties, net	3,523	3,247
Prepaid expenses and other assets	2,211	1,835
Total current assets	39,000	36,888
Property and equipment, net of accumulated depreciation of $1,074 and $1,486, respectively	269	410
Equity method investments	5,043	4,351
Deferred tax assets	38,517	38,661
Other long-term assets	2,043	2,308
Total Assets	$84,872	$82,618
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,323	$1,000
Accrued payroll and related liabilities	1,536	1,384
Billings in excess of costs on uncompleted contracts	—	1,830
Other current liabilities	1,100	2,664
Total current liabilities	3,959	6,878
Other long-term liabilities	293	2,285
Total Liabilities	4,252	9,163
Commitments and contingencies (Note 5)
Stockholders’ equity:
Preferred stock: par value of $.001 per share, 50,000,000 shares authorized, none outstanding	—	—
Common stock: par value of $.001 per share, 100,000,000 shares authorized, 22,627,635 and 22,465,821 shares issued, and 20,088,451 and 20,752,055 shares outstanding at June 30, 2018 and December 31, 2017, respectively	23	22
Treasury stock, at cost: 2,539,184 and 1,713,766 shares as of June 30, 2018 and December 31, 2017, respectively	(25,508)	(16,397)
Additional paid-in capital	95,680	105,308
Retained earnings (deficit)	10,425	(15,478)
Total stockholders’ equity	80,620	73,455
Total Liabilities and Stockholders’ Equity	$84,872	$82,618

TABLE 2
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2018	2017	2018	2017
Revenues:
Chemicals	$726	$846	$1,347	$3,127
License royalties, related party	3,523	1,866	6,753	3,621
Equipment sales	24	24,619	72	29,727
Total revenues	4,273	27,331	8,172	36,475
Operating expenses:
Chemicals cost of revenue, exclusive of depreciation and amortization	902	645	1,613	2,403
Equipment sales cost of revenue, exclusive of depreciation and amortization	(198)	22,650	(346)	26,793
Payroll and benefits	2,759	2,033	4,973	4,215
Rent and occupancy	248	255	516	300
Legal and professional fees	1,213	1,219	2,761	2,254
General and administrative	846	395	1,748	1,850
Depreciation and amortization	72	118	188	600
Total operating expenses	5,842	27,315	11,453	38,415
Operating (loss) income	(1,569)	16	(3,281)	(1,940)
Other income (expense):
Earnings from equity method investments	15,889	10,155	28,142	23,969
Interest expense	(412)	(628)	(748)	(1,321)
Other	34	507	60	3,416
Total other income	15,511	10,034	27,454	26,064
Income before income tax (benefit) expense	13,942	10,050	24,173	24,124
Income tax (benefit) expense	(1,349)	3,642	1,220	9,028
Net income	$15,291	$6,408	$22,953	$15,096
Earnings per common share (Note 1):
Basic	$0.76	$0.29	$1.13	$0.68
Diluted	$0.75	$0.29	$1.12	$0.68
Weighted-average number of common shares outstanding:
Basic	20,062	21,866	20,275	21,961
Diluted	20,195	21,880	20,386	21,981
Cash dividends declared per common share outstanding:	$0.25	$0.25	$0.50	$0.25

TABLE 3
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(in thousands)	2018	2017
Cash flows from operating activities
Net income	$22,953	$15,096
Adjustments to reconcile net income to net cash used in operating activities:
Deferred tax benefit from release of valuation allowance	(498)	—
Depreciation and amortization	188	600
Provision for bad debt expense	153	—
Stock-based compensation expense	1,010	1,173
Earnings from equity method investments	(28,142)	(23,969)
Other non-cash items, net	39	509
Changes in operating assets and liabilities:
Receivables	(64)	6,758
Prepaid expenses and other assets	(375)	(453)
Costs incurred on uncompleted contracts	15,945	25,634
Deferred tax asset, net	(246)	8,106
Other long-term assets	—	(767)
Accounts payable	323	(303)
Accrued payroll and related liabilities	152	(987)
Other current liabilities	(1,505)	(1,227)
Billings on uncompleted contracts	(15,945)	(28,671)
Other long-term liabilities	(135)	164
Legal settlements and accruals	—	(10,685)
Distributions from equity method investees, return on investment	2,700	2,875
Net cash used in operating activities	(3,447)	(6,147)
Cash flows from investing activities
Distributions from equity method investees in excess of cumulative earnings	25,500	22,313
Acquisition of property, equipment and intangibles, net	(131)	(247)
Contributions to equity method investees	(750)	—
Net cash provided by investing activities	24,619	22,066
Cash flows from financing activities
Dividends paid	(10,216)	—
Repurchase of common shares	(9,111)	(12,973)
Repurchase of common shares to satisfy tax withholdings	(359)	(517)
Borrowings on Line of Credit	—	808
Repayments on Line of Credit	—	(808)
Net cash used in financing activities	(19,686)	(13,490)
Increase in Cash and Cash Equivalents and Restricted Cash	1,486	2,429
Cash and Cash Equivalents and Restricted Cash, beginning of period	30,693	26,944
Cash and Cash Equivalents and Restricted Cash, end of period	$32,179	$29,373
Supplemental disclosure of cash flow information:
Cash paid for interest	$660	$1,791
Cash paid for income taxes	$2,349	$839
Supplemental disclosure of non-cash investing and financing activities:
Dividends declared, not paid	$63	$5,268